Exhibit 99.1

Ouster Reports Second Quarter 2021 Financial Results

$7.4 million in revenue, up 72% year over year, and 26% gross margins

Record shipments of over 1,460 sensors

SAN FRANCISCO, CA – August 9, 2021 – Ouster, Inc. (NYSE: OUST) (“Ouster” or the “Company”), a leading provider of high-resolution digital lidar sensors for the industrial, smart infrastructure, robotics, and automotive industries, today announced financial results for the three months ended June 30, 2021.

Second Quarter 2021 Financial Highlights

•	$7.4 million in revenue, up 72% year over year, and up 11% from first quarter 2021.

•	26% gross margins, up from 9% in second quarter 2020 and consistent with first quarter 2021.

•	Shipped over 1,460 sensors, an increase of 342% year over year, and a 49% increase over first quarter 2021.

•	Increased the total number of Strategic Customer Agreements to 53, collectively representing over $422 million in contracted revenue opportunity.[1]

•	Net loss increased to $32.0 million, compared to $11.3 million in second quarter 2020 and $21.0 million in first quarter 2021.

•	Adjusted EBITDA loss increased to $14.1 million, up from $9.3 million year over year and $10.0 million in first quarter 2021.

Revenue growth was driven by the increases in sales volume compared to the first quarter of 2021. Stability in margins was attributable to decreases in cost per unit as the Company continued to realize economies of scale in its production capabilities. The Company maintained margin stability despite ongoing supply chain challenges relating to the global shortage of semiconductors, and Ouster’s move towards multi-year agreements with negotiated customer pricing causing declines in average selling prices (ASPs). The increase in Adjusted EBITDA loss was primarily due to the Company’s continued investments in its hardware roadmap, software, and expansion of its commercial team.

Business Outlook and 2021 Guidance

For the full year 2021, Ouster expects to achieve $33 million to $35 million of revenue and 25% to 27% gross margins.

[1]

“Strategic Customer Agreements” or “SCAs” establish a multi-year purchase and supply framework for Ouster and the customer, and include details about customer programs and applications where the customer intends to use Ouster products. SCAs also include multi-year non-binding customer forecasts (typically of three to five years in length) giving Ouster visibility to the customer’s long-term purchasing requirements, mutually agreed upon pricing over the duration of the agreement, and in certain cases include multi-year binding purchase commitments. “Contracted revenue opportunity” represents the sum of both binding purchase commitments and non-binding forecasts. No assurances can be given that non-binding forecasts will mature into binding purchase commitments, or that any contracted revenue opportunity will result in revenue. No additional revenue opportunity beyond the customer’s actual forecast has been imputed.

Ouster CEO Angus Pacala commented, “We believe our second quarter results demonstrate that we continue on our path of becoming the leading lidar company across each of our four verticals. We believe we have the most differentiated technology and the most diversified customer base among lidar companies, as well as a proven ability to execute. Ouster continues to invest in its long term growth by improving product performance, lowering costs, and growing revenues.”

Ouster CFO Anna Brunelle added, “We are investing in growing a best-in-class commercial organization to expand and support our customer base as well as in developing our highly competitive product roadmap, which we believe will allow Ouster to pull ahead in each of our verticals over time.”

Conference Call Information

Ouster will host a conference call and live webcast for analysts and investors at 5 p.m. EST on August 9, 2021 to discuss its financial results for the second quarter 2021 and business outlook. To access the call, please register by visiting the website http://www.directeventreg.com/registration/event/3563829.

Upon registering, each participant will be provided with call details and a registrant ID. The webcast will be accessible for at least 30 days on Ouster’s investor relations website at https://investors.ouster.com/. A telephonic replay of the conference call will be available via phone through August 23, 2021. To access the replay, please dial (800) 585-8367 from the U.S. or (416) 621-4642 from outside the U.S. and enter the conference ID number: 3563829.

About Ouster

Ouster (NYSE: OUST) is a leading provider of high-resolution digital lidar sensors for the industrial, smart infrastructure, robotics, and automotive industries. Ouster products offer an excellent combination of price and performance and are built to a set of requirements that are flexible enough to span hundreds of use cases and enable revolutionary autonomy across industries. Ouster has approximately 600 customers in over 50 countries with offices in the Americas, Europe, Asia-Pacific and the Middle East. For more information, visit www.ouster.com, or connect with us on Twitter or LinkedIn.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding Ouster’s potential revenue opportunity from Strategic Customer Agreements, financial outlook and market positioning. Forward-looking statements give Ouster’s current expectations and projections relating to its financial condition, competitive position, future results of operations, plans, objectives, future orders and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “will”, “should”, “can have”, “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected, including: Ouster’s limited operating history and history of losses; the negotiating power and product standards of its customers; fluctuations in its operating results; cancellation or postponement of contracts or unsuccessful implementations; the adoption of its products and the growth of the lidar market generally; its ability to grow its sales and marketing organization; substantial research and development costs needed to develop and commercialize new products; the competitive environment in which it operates; selection of our products for inclusion in target markets; its future capital needs; its ability to use tax attributes; its dependence on key third party suppliers, in particular Benchmark Electronics, Inc., and manufacturers; ability to maintain inventory and the risk of inventory write-downs; inaccurate forecasts of market growth; its ability to manage growth; the creditworthiness of our customers; risks related to acquisitions; risks related to international operations; risks of product delivery problems or defects; costs associated with product warranties; its ability to maintain competitive average selling prices or high sales volumes or reduce product costs; conditions in its customers industries; its ability to recruit and retain key personnel; its use of professional employer organizations; its ability to adequately protect and enforce its intellectual property rights; its ability to effectively respond to evolving regulations and standards; risks related to operating as a public company; risks related to the COVID-19 pandemic; and other important factors discussed in the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”) on August 4, 2021, and in other reports the Company files with or furnishes to the SEC. Any such forward-looking statements represent management’s estimates and beliefs as of the date of this press release. While Ouster may elect to update such forward-looking statements at some point in the future, other than as required by law, it disclaims any obligation to do so, even if subsequent events cause its views to change.

Non-GAAP Financial Measures

In addition to its results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), Ouster believes the non-GAAP measure of Adjusted EBITDA is useful in evaluating its operating performance. Ouster calculates Adjusted EBITDA as net loss excluding interest expense (income), net, other expense (income), net, stock-based compensation and depreciation and amortization. Ouster believes that Adjusted EBITDA may be helpful to investors because it provides consistency and comparability with past financial performance and may be helpful in comparing with other companies, some of which use similar non-GAAP information to supplement their GAAP results. The non-GAAP financial information is presented for supplemental informational purposes only, and should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly-titled non-GAAP measures used by other companies. Reconciliation tables of the most comparable GAAP financial measures to the non-GAAP financial measures are included at the end of this press release.

Contacts

For Investors

Sarah Ewing

investors@ouster.io

For Media

Heather Shapiro

press@ouster.io

OUSTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share and per share data)

	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$240,148	$11,362
Restricted cash, current	276	276
Accounts receivable, net	4,671	2,327
Inventory, net	4,721	4,817
Prepaid expenses and other current assets	6,367	2,441

Total current assets	256,183	21,223
Property and equipment, net	8,562	9,731
Operating lease, right-of-use assets	10,024	11,071
Restricted cash, non-current	1,004	1,004
Other non-current assets	—	3,385

Total assets	$275,773	$46,414

Liabilities, redeemable convertible preferred stock and stockholders’ equity / (deficit)
Current liabilities:
Accounts payable	$3,825	$6,894
Accrued and other current liabilities	6,259	4,121
Short-term debt	—	7,130
Operating lease liability, current portion	2,895	2,772

Total current liabilities	12,979	20,917
Operating lease liability, long-term portion	10,422	11,908
Warrant liabilities (At June 30, 2021 and December 31, 2020 related party $5,154 and Nil, respectively)	25,471	49,293
Other non-current liabilities	899	978

Total liabilities	49,771	83,096

Commitments and contingencies (Note 7)
Redeemable convertible preferred stock, $0.0001 par value per share; Nil and 131,411,372 shares authorized at June 30, 2021 and December 31, 2020; Nil and 88,434,754 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively (aggregate liquidation preference of Nil and $41,791 at June 30, 2021 and December 31, 2020, respectively)	—	39,225

Stockholders’ equity / (deficit):
Common stock, $0.0001 par value; 1,000,000,000 and 210,956,516 shares authorized at June 30, 2021 and December 31, 2020, respectively; 161,449,205 and 33,327,294 issued and outstanding at June 30, 2021 and December 31, 2020, respectively	16	—
Preferred stock, $0.0001 par value; 100,000,000 and Nil shares authorized at June 30, 2021 and December 31, 2020, respectively; Nil and Nil issued and outstanding at June 30, 2021 and December 31, 2020, respectively	—	—
Additional paid-in capital	488,329	133,468
Accumulated deficit	(262,343)	(209,375)

Total stockholders’ equity / (deficit)	226,002	(75,907)

Total liabilities, redeemable convertible preferred stock, and stockholders’ equity / (deficit)	$275,773	$46,414

OUSTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Product revenue	$7,360	$2,290	$13,971	$4,590
Service revenue	—	1,991	—	1,991

Total revenue	7,360	4,281	13,971	6,581

Cost of product revenue
Cost of product	5,465	3,862	10,333	8,078
Cost of services	—	26	—	26

Total cost of revenue	5,465	3,888	10,333	8,104

Gross profit (loss)	1,895	393	3,638	(1,523)
Operating expenses:
Research and development	6,474	5,678	11,186	10,152
Sales and marketing	4,614	1,685	8,040	3,911
General and administrative	12,197	3,678	22,104	7,344

Total operating expenses	23,285	11,041	41,330	21,407

Loss from operations	(21,390)	(10,648)	(37,692)	(22,930)
Other (expense) income:
Interest income	139	1	140	23
Interest expense	—	(398)	(504)	(1,675)
Other income (expense), net	(10,760)	(267)	(14,912)	(5,423)

Total other expense, net	(10,621)	(664)	(15,276)	(7,075)

Loss before income taxes	(32,011)	(11,312)	(52,968)	(30,005)
Provision for income tax expense	—	—	—	—

Net loss and comprehensive loss	$(32,011)	$(11,312)	$(52,968)	$(30,005)

Net loss per common share, basic and diluted	$(0.21)	$(0.59)	$(0.50)	$(2.23)
Weighted-average shares used to compute basic and diluted net loss per share	155,923,689	19,138,365	106,070,590	13,452,766

OUSTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Six Months Ended June 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(52,968)	$(30,005)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,254	1,725
Stock-based compensation	11,410	635
Change in right-of-use asset	1,047	1,075
Interest expense on notes and convertible debt	36	962
Amortization of debt issuance costs and debt discount	250	146
Change in fair value of warrant liabilities	14,898	115
Change in fair value of derivative liability	—	5,308
Inventory write down	144	1,767
Changes in operating assets and liabilities:
Accounts receivable	(2,344)	(210)
Inventory	(48)	(2,933)
Prepaid expenses and other assets	(37)	130
Accounts payable	(3,317)	(831)
Accrued and other liabilities	1,692	(2,173)
Operating lease liability	(1,363)	20

Net cash used in operating activities	(28,346)	(24,269)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(659)	(1,775)

Net cash used in investing activities	(659)	(1,775)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the merger and private offering	291,454	—
Payment of offering costs	(27,124)	—
Repayment of debt	(7,000)	—
Proceeds from issuance of promissory notes to related parties	5,000	—
Repayment of promissory notes to related parties	(5,000)	—
Repurchase of common stock	(43)	—
Proceeds from exercise of stock options	504	2
Proceeds from issuance of Series B redeemable convertible preferred stock, net of issuance cost of $265	—	20,631

Net cash provided by financing activities	257,791	20,633

Net increase (decrease) in cash, cash equivalents and restricted cash	228,786	(5,411)
Cash, cash equivalents and restricted cash at beginning of period	12,642	18,405

Cash, cash equivalents and restricted cash at end of period	$241,428	$12,994

OUSTER, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(unaudited)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
GAAP net loss	$(32,011)	$(11,312)	$(52,968)	$(30,005)
Interest expense (income), net	(139)	397	364	1,652
Other expense (income), net	10,760	267	14,912	5,423
Stock-based compensation (1)	6,154	460	11,410	635

Non-GAAP operating loss	(15,236)	(10,188)	(26,282)	(22,295)
Depreciation and amortization expense	1,160	903	2,254	1,725

Adjusted EBITDA	$(14,076)	$(9,285)	$(24,028)	$(20,570)

(1)

Stock-based compensation for the six months ended June 30, 2021, in cost of revenue, research and development, sales and marketing and general and administrative expenses were $0.3 million, $2.2 million, $1 million and $7.9 million, respectively, and $0.1 million, $0.3 million, $0.1 million and $0.1 million, respectively, for the same period in the prior year.

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